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                                DISTRIBUTION PLAN
                                    MAS Funds

                             Investment Class Shares

         WHEREAS, MAS Funds (the "Fund"), is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"); and

         WHEREAS, the Trustees of the Fund have determined that there is a reasonable likelihood that the following Distribution Plan will benefit the Fund's Investment Class and the owners of units of beneficial interest ("Shares") in the Fund's Investment Class.

         NOW, THEREFORE, the Trustees of the Fund hereby adopt this Distribution Plan pursuant to Rule 12b-1 under the 1940 Act.

         Section 1. The Fund has adopted this Distribution Plan (the "Plan") to enable the Fund to directly or indirectly bear expenses relating to the distribution of Investment Class Shares of which the Fund is the issuer.

         Section 2. The Fund will pay the Distributor a fee on the Investment Class Shares of the Fund's Portfolios up to the amount set forth on Schedule A. The Distributor may use this fee for (i) compensation for its services in connection with distribution assistance or provision of shareholder and account maintenance services; or (ii) payments to financial institutions and intermediaries such as banks, savings and loan associations, insurance companies, investment counselors, broker-dealers and the Distributor's affiliates and subsidiaries as compensation for services or reimbursement of expenses incurred in connection with distribution assistance or provision of shareholder and account maintenance services.

         Section 3. This Plan (and any related agreement entered into pursuant to Section 7) shall not take effect until it has been approved by (a) a vote of at least a majority of the outstanding voting securities of each Portfolio's Investment Class; and (b) by votes of the majority of both (i) the Trustees of the Fund and (ii) the Qualified Trustees, cast in person at a Board of Trustees meeting called for the purpose of voting on this Plan.

         Section 4. This Plan (and any related agreement entered into pursuant to Section 7) shall continue in effect for a period of more than one year after it takes effect only for so long as such continuance is specifically approved at



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least annually in the manner provided in Section 3(b) herein for the approval of this Plan.

         Section 5. Any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Plan or any related agreement (as provided in Section 7) shall provide to the Trustees of the Fund, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         Section 6. This Plan may be terminated at any time by the vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding voting securities of each Portfolio's Investment Class.

         Section 7. Any agreements with any person relating to this Plan shall be in writing, and provide (a) that such agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of the Qualified Trustees or by the vote of shareholders holding a majority of the outstanding voting securities of each Portfolio's Investment Class, on not more than 60 days written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment. This Plan shall not obligate the Fund or any other party to enter into an agreement with any particular person.

         Section 8. This Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 2 hereof without the approval of Shareholders holding a majority of the outstanding voting securities of each affected Portfolio's Investment Class. All material amendments to this Plan and any related agreement entered into pursuant to
Section 7 hereof shall be approved in the manner provided in Section 3(b) herein for the approval of this Plan.

         Section 9. As used in this Plan, (a) the term "Qualified Trustees" shall mean those Trustees of the Fund who are not interested persons of the Fund, and have no direct or indirect financial interest in the operation of this Plan or in any agreements related to it, and (b) the terms "assignment" and "interested person" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

         Section 10. While this Plan is in effect, the selection and nomination of those Trustees who are not interested persons of the Fund within the meaning of Section 2(a)(19) of the 1940 Act shall be committed to the discretion of the Trustees then in office who are not interested persons of the Fund.


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                                   SCHEDULE A
                                   ----------

                                    MAS Funds

Portfolio                                                       Distribution Fee
---------                                                       ----------------

Balanced................................................................... .25%
Cash Reserves.............................................................. .25%
Domestic Fixed Income ..................................................... .25%
Emerging Markets........................................................... .25%
Equity..................................................................... .25%
Fixed Income............................................................... .25%
Fixed Income II............................................................ .25%
Global Fixed Income........................................................ .25%
Growth..................................................................... .25%
High Yield................................................................. .25%
Intermediate Duration...................................................... .25%
International Equity....................................................... .25%
International Fixed Income................................................. .25%
Limited Duration........................................................... .25%
Mid Cap Growth............................................................. .25%
Mid Cap Value.............................................................. .25%
Mortgage-Backed Securities................................................. .25%
Multi-Asset-Class.......................................................... .25%
Municipal.................................................................. .25%
PA Municipal............................................................... .25%
Select Equity.............................................................. .25%
Small Cap Value............................................................ .25%
Special Purpose Fixed Income............................................... .25%
Value...................................................................... .25%


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